Exhibit 4.3.5

FOURTH SUPPLEMENTAL INDENTURE

dated as of August 12, 2005

TO

INDENTURE

dated as of July 31, 2003

by and among

NEXTEL COMMUNICATIONS, INC.,

as Issuer,

and

BNY MIDWEST TRUST COMPANY,

as Trustee

FOURTH SUPPLEMENTAL INDENTURE

This FOURTH SUPPLEMENTAL INDENTURE (the “Fourth Supplemental Indenture”) dated as of August 12, 2005, between Nextel Communications, Inc. (formerly known as S-N Merger Corp.), a Delaware corporation and the successor to the obligations of the former Nextel Communications, Inc. (the “Predecessor”) under the Notes and the Indenture referred to below (the “Successor”), Sprint Nextel Corporation, a Kansas corporation (“Sprint”) and BNY Midwest Trust Company, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Predecessor, the Trustee, and in the case of the Third Supplemental Indenture, the Successor, have heretofore executed and delivered to the Trustee an Indenture dated July 31, 2003, as amended by the First Supplemental Indenture dated as of August 8, 2005, the Second Supplemental Indenture dated as of August 8, 2005 and the Third Supplemental Indenture dated as of August 12, 2005 (as so amended, the “Indenture”), providing for the issuance of an unlimited aggregate principal amount of the Predecessor’s unsecured debentures, notes or other evidences of indebtedness, to be issued in one or more series, (the “Securities”), of which (i) $10,211,000 aggregate principal amount of 7.375% Senior Serial Redeemable Notes due 2015, Series A; (ii) $8,671,000 aggregate principal amount of 6.875% Senior Serial Redeemable Notes due 2013, Series B; (iii) $12,722,000 aggregate principal amount of 5.95% Senior Serial Redeemable Notes due 2014, Series C, (iv) $2,126,849,000 aggregate principal amount of 7.375% Senior Serial Redeemable Notes due 2015, Series D; (v) $1,464,229,000 aggregate principal amount of 6.875% Senior Serial Redeemable Notes due 2013, Series E; and (vi) $1,157,164,500 aggregate principal amount of 5.95% Senior Serial Redeemable Notes due 2014, Series F Notes (the Series A, Series B and Series C, together, the “Original Notes,” the Series D, Series E and Series F Notes, together, the “Exchange Notes,” and, collectively with the Original Notes, the “Notes”), have been issued and are outstanding on the date hereof;

WHEREAS, on August 12, 2005, the Predecessor was merged (the “Merger”) with and into Successor, pursuant to the terms and conditions set forth in a Certificate of Merger filed with the Secretary of State of the State of Delaware on August 12, 2005, resulting in Successor becoming the successor to and obligor on the Securities and all of the Predecessor’s other obligations under the Indenture;

WHEREAS, pursuant to the terms and conditions of the Second Supplemental Indenture referred to above, the Predecessor agreed to seek from Sprint, upon consummation of the Merger, a guarantee (the “Sprint Guarantee”) of all the Predecessor’s payment obligations under the Exchange Notes and the Indenture;

WHEREAS, on August 12, 2005, pursuant to the Third Supplemental Indenture referred to above, Successor expressly assumed all of the obligations of the Predecessor under the Notes and the Indenture, including (without limitation), the covenant of Predecessor to seek the Sprint Guarantee in respect of the Exchange Notes;

WHEREAS, the Successor desires to cause Sprint to guarantee the Successor’s payment obligations under the Exchange Notes and the Indenture;

WHEREAS, Successor is a wholly owned subsidiary of Sprint and the Board of Directors of Sprint has determined it to be in the best interest of Sprint for Sprint to guarantee all the Successor’s payment obligations under the Exchange Notes and the Indenture, in so far as the Indenture relates to the Exchange Notes, as Sprint will derive substantial direct and indirect benefits from so becoming a guarantor under the Indenture and the Exchange Notes;

WHEREAS, Section 901(11) of the Indenture provides that the Successor, when authorized by a Board Resolution, and the Trustee may, without the consent of the Holders, amend any provision of the Indenture that would provide additional rights or benefits to Holders of the Securities or that does not adversely affect the legal rights under the Indenture of such Holder;

WHEREAS, pursuant to Sections 901 and 903 of the Indenture, the Trustee and the Successor are authorized to execute and deliver this Fourth Supplemental Indenture;

NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the Successor, Sprint and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Exchange Notes only as follows:

1. Definitions. All capitalized terms used but not defined herein shall have the meanings given to such terms set forth in the Indenture. For all purposes of this Fourth Supplemental Indenture, except as otherwise herein expressly provided or unless the context otherwise requires: (i) the terms and expressions used herein shall have the same meanings as corresponding terms and expressions used in the Indenture; and (ii) the words “herein,” “hereof” and “hereby” and other words of similar import used in this Fourth Supplemental Indenture refer to this Fourth Supplemental Indenture as a whole and not to any particular section hereof.

2. Sprint Guarantee.

2.1 Sprint hereby, jointly and severally with any other Person who may also guarantee the Guaranteed Obligations (as defined below), unconditionally and irrevocably guarantees (the “Guarantee”), on a senior unsecured basis, as a primary obligor and not as a surety, to each Holder of Exchange Notes and to the Trustee and its successors and assigns the full and punctual payment when due, whether at maturity, by acceleration, redemption or otherwise, of the principal of and interest on, if any, the Exchange Notes only if lawful, and all other monetary obligations of the Successor under the Indenture, in so far as such monetary obligations relate to the Exchange Notes (collectively, the “Guaranteed Obligations”). Sprint further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from Sprint, and Sprint shall remain bound under its Guarantee and the Indenture, as amended hereby, notwithstanding any such extension or renewal. Failing payment when due of any amount so guaranteed for whatever reason, Sprint will be obligated to pay the same in full, or cause to be duly and punctually paid in full, without any demand or notice whatsoever.

2.2 Sprint hereby waives presentation to, demand of payment from and protest to the Successor of any of the Guaranteed Obligations and also waives notice of protest for nonpayment. Sprint also hereby waives notice of any default by the Successor under the

Exchange Notes or the Indenture. Sprint agrees that its obligations under its Guarantee shall be continuing, absolute, full and unconditional under any and all circumstances, to the fullest extent permitted by applicable law, and shall not be discharged except by payment in full of the Exchange Notes, irrespective of:

(a) the value, genuineness, regularity, validity, enforceability, avoidance, subordination, discharge or disaffirmance of any of the Guaranteed Obligations, the Exchange Notes or the Indenture, or the absence of any action to enforce the same;

(b) any extension or waiver, at any time or from time to time, without notice to Sprint, of the time for compliance by the Successor with any of its obligations under the Exchange Notes or the Indenture;

(c) any substitution, release or exchange of any other guarantee of or security for any obligations of the Successor under the Exchange Notes or the Indenture;

(d) any recission, amendment or modification to any of the terms or provisions of the Exchange Notes or the Indenture;

(e) any law, regulation or order of any jurisdiction affecting any term of any of the Exchange Notes or the Indenture or the rights of any Holder of Exchange Notes or the Trustee with respect thereto;

(f) any failure to obtain any authorization or approval from, or other action by, to notify, or to file anything with, any governmental authority or regulatory body required in connection with the performance of the Guarantee by Sprint;

(g) the failure by any Holder of Exchange Notes or the Trustee to assert any claim or demand or to exercise any right or remedy against the Successor or any other guarantor of the Guaranteed Obligations or any other Person;

(h) the failure by any Holder of Exchange Notes or the Trustee to exercise any right or remedy against any collateral securing any of the Guaranteed Obligations; or

(i) any other circumstance whatsoever that might otherwise constitute a defense to or a legal or equitable discharge of Sprint’s obligations, in its capacity as guarantor, under its Guarantee or of Sprint’s obligations under the Exchange Notes and the Indenture.

2.3 Sprint’s obligations under its Guarantee, the Indenture, and the Exchange Notes shall not be limited by any valuation, estimation or disallowance made in connection with any proceedings filed by or against Sprint under the United States Bankruptcy Code of 1978, as amended (the “Bankruptcy Code”), whether pursuant to Section 502 of the Bankruptcy Code or any other section thereof. Sprint further agrees that, in its capacity as guarantor, none of the Holders of Exchange Notes shall be under any obligation to marshall any assets in favor of or against or in payment of any or all of the Guaranteed Obligations or the Exchange Notes. To the extent that Sprint makes a payment or payments on any or all of the Guaranteed Obligations and such payment or payments (or any part thereof) is or are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to Sprint, its estate, trustee or receiver or any other party, including, without limitation, Sprint, under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such payment or repayment, the Guaranteed Obligations (or, if applicable, such part thereof as had been paid, reduced or satisfied by such amount), shall be reinstated and revived and continued in full force and effect as of the date such initial payment, reduction or satisfaction occurred. Sprint waives all set-offs, counterclaims, reductions and diminutions of any obligation, and any defense of any kind or nature (other than, payment of the Guaranteed Obligations), that Sprint may have or assert against the Successor or any other Person, and all presentments, demands for performance, notices of nonperformance, protests, notices of protest, notices of dishonor and notices of acceptance of its Guarantee.

2.4 Sprint hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by any Holder of Exchange Notes that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of Sprint or other rights of the Successor to proceed against the Successor or any other guarantor or any other Person or collateral, if any, and (ii) any defense based on any right of set-off or counterclaim against or in respect of the Guaranteed Obligations, the Exchange Notes or this Fourth Supplemental Indenture.

2.5 Sprint hereby waives any right to which it may be entitled to have its obligations under the Guarantee and the Indenture divided among it and other guarantors of the Guaranteed Obligations, if any, such that Sprint’s obligations would be less than the full amount claimed. Sprint hereby waives any right to which it may be entitled to have the assets of the Successor or any other Person who became an “obligor” under the Exchange Notes or the Indenture first be used and depleted as payment of the obligations of the Successor or such other Person, respectively, under the Exchange Notes and the Indenture prior to any amounts being claimed from or paid by Sprint under its Guarantee. Sprint hereby waives any right to which it may be entitled to require that suit be instituted against the Successor or any other guarantor of the Guaranteed Obligations or “obligor” under the Exchange Notes or the Indenture prior to an action being initiated against Sprint. Sprint further agrees that the Guarantee constitutes a guarantee of payment when due (and not a guarantee of collection) and waives any right, in its capacity as guarantor, to require that any resort be had by any Holder of Exchange Notes or the Trustee to any security held for payment of the Guaranteed Obligations.

2.6 The failure to endorse the Guarantee on any Exchange Note shall not affect or impair the validity thereof.

2.7 Sprint’s obligations under its Guarantee shall not be affected if any Holder of Exchange Notes is precluded for any reason (including, without limitation, the application of the automatic stay under Section 362 of the Bankruptcy Code) from enforcing or exercising any right or remedy with respect to the Exchange Notes, and Sprint shall pay to each affected Holder of Exchange Notes, upon demand, the amount that would otherwise have been due and payable had the exercise of such rights and remedies been permitted. In the event of any such application of the automatic stay under Section 362 of the Bankruptcy Code, the Exchange Notes shall forthwith become due and payable by Sprint for purposes of the Guarantee.

2.8 Sprint hereby agrees that, unless and until all obligations with respect to the Exchange Notes and the Indenture have been paid in full, in its capacity as guarantor, it shall have no right (whether direct or indirect) of subrogation (whether contractual, under Section 509 of the Bankruptcy Code or otherwise) to the claims of any Holder of Exchange Notes or the Trustee against the Successor or any other Person who became an “obligor” under the Exchange Notes or the Indenture in respect of any obligation with respect to the Exchange Notes or the Indenture, notwithstanding any payment or payments made by Sprint hereunder or any set-off or application of funds of Sprint or by the Holder of Exchange Notes; and Sprint hereby waives all contractual, statutory and common law rights of reimbursement, contribution or indemnity it may have against the Successor or any other such Person as the case may be, and any and all other rights of payment or recovery from the Successor or any other such Person, as the case may be, that it may now have or hereafter acquire until all Exchange Notes and all obligations under the Indenture in respect of the Exchange Notes have been paid in full (in which event such rights of payment or recovery shall be deemed to be in the form of a loan or loans made from the Sprint to the Successor or any other such Person, as the case may be. Sprint further agrees that as between Sprint, on the one hand, and the Holders of Exchange Notes and the Trustee, on the other hand, (1) the maturity of the Exchange Notes guaranteed hereby may be accelerated as provided in Article Five of the Indenture for the purposes of Sprint’s Guarantee hereunder, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Exchange Notes guaranteed pursuant to this Section 2, and (2) in the event of any declaration of acceleration of such Exchange Notes as provided in Article Five of the Indenture, such Exchange Notes (whether or not due and payable) will forthwith become due and payable by Sprint for the purpose of its Guarantee hereunder.

2.9 Except as otherwise specifically provided in Section 2.12 hereof with respect to the release of Sprint from its Guarantee hereunder, such Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon Sprint and the successors thereof, and shall inure to the benefit of (and be enforceable by) the Trustee and the Holders of Exchange Notes from time to time, or their respective successors or assignees, until the Indenture shall have been terminated and the principal of and interest, if any, on the Exchange Notes, and the obligations of Sprint in respect of the Guaranteed Obligations, have been satisfied by payment in full.

2.10 Payments made by Sprint pursuant to its Guarantee hereunder will be made to each Holder of Exchange Notes in the same manner, and to the same location, as payments to such Holder of Exchange Notes are required to be made pursuant to the provisions of the Indenture.

2.11 Sprint shall pay all reasonable costs and expenses (including reasonable attorneys’ fees and expenses) paid or incurred by the Trustee or any Holder of Exchange Notes in connection with the enforcement of the Guarantee or any other rights of the Trustee or such Holder of Exchange Notes under the Exchange Notes, the Indenture or this Fourth Supplemental Indenture with respect to such Guarantee and the prosecution or defense of any action by or against any of the Holder of Exchange Notes in connection with the Guarantee, the Indenture or this Fourth Supplemental Indenture with respect to such Guarantee, whether involving Sprint or any other Person, including a trustee in bankruptcy; provided, however, that Sprint shall have no such obligation in connection with any action brought by any Holder of Exchange Notes against

Sprint to the extent that the Successor is the prevailing party in the judgment rendered in any such action; and provided further that Sprint shall not be responsible for the fees and expenses of more than one firm of attorneys (in addition to any required local counsel).

2.12 Sprint may, by execution and delivery to the Trustee of a supplemental indenture satisfactory to the Trustee, be released from its Guarantee upon the sale or other transfer of its capital stock or of all or substantially all of its assets to an entity that is not Sprint or a subsidiary of Sprint and which sale is otherwise in compliance with the Indenture, which release shall be effective without any action on the part of the Trustee or any Holder of Exchange Notes. Upon any such release, the Trustee shall deliver an appropriate instrument evidencing such release upon receipt of a request by Sprint accompanied by an Officers’ Certificate certifying as to compliance with this Section 2.12. Any actions taken pursuant to this Section 2.12 shall not release the Successor as a primary obligor under the Indenture or the Securities.

3. Amendments. The Indenture be and hereby is amended as follows:

3.1 Section 105. of the Indenture is hereby amended to add a new Clause (3) to the end thereof as follows:

“Sprint by the Trustee or by any Holder shall be sufficient for every purpose hereunder (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, or dispatched for delivery (prepaid by the sender) by an overnight courier service with written evidence of delivery required, to Sprint addressed to it at 2001 Edmund Halley Drive, Reston, Virginia 20191, Attention: General Counsel, or at any other address previously furnished in writing to the Trustee by the Company.”

4. Separability Clause. In case any provision in this Fourth Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

5. Modification, Amendment and Waiver. The provisions of this Fourth Supplemental Indenture may not be amended, supplemented, modified or waived, unless otherwise provided in the Indenture, except by the execution of a supplemental indenture executed by the Successor, and, to the extent such amendment, supplement or waiver adversely affects the rights of any Holders, with the Required Consent of such Holders. Any such amendment or supplemental indenture shall comply with Article Nine of the Indenture. Notwithstanding the forgoing, the parties hereby acknowledge that any modification, amendment or waiver to Section 2 of this Fourth Supplemental Indenture shall not be deemed to adversely affect the rights of any Holders. Until an amendment, waiver or other action by Holders becomes effective, a consent thereto by a Holder of a Security hereunder is a continuing consent by the Holder and every subsequent Holder of that Security or portion of the Security that evidences the same obligation as the consenting Holder’s Security, even if notation of the consent, waiver or action is not made on the Security. After an amendment, waiver or action becomes effective, it shall bind every Holder.

6. Ratification of Indenture; Fourth Supplemental Indenture Part of the Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. In the event of a conflict between the terms and conditions of the Indenture and the terms and conditions of this Fourth Supplemental Indenture, then the terms and conditions of this Fourth Supplemental Indenture shall prevail. This Fourth Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Exchange Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

7. Trust Indenture Act Controls. If any provision of this Fourth Supplemental Indenture limits, qualifies or conflicts with any provision of the Trust Indenture Act of 1939, as amended (“TIA”), that is required under the TIA to be part of and govern any provision of this Fourth Supplemental Indenture, the provision of the TIA shall control. If any provision of this Fourth Supplemental Indenture modifies or excludes any provisions of the TIA that may be so modified or excluded, the provisions of the TIA shall be deemed to apply to the Indenture as so modified or to be excluded by this Fourth Supplemental Indenture, as the case may be.

8. Governing Law. THIS FOURTH SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW.

9. Trustee Makes No Representation. The statements herein are deemed to be those of the Successor. The Trustee makes no representation as to the validity or sufficiency of this Fourth Supplemental Indenture.

10. Multiple Originals. The parties may sign any number of copies of this Fourth Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Fourth Supplemental Indenture.

11. Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction thereof.

12. Notices. Any request, demand, authorization, notice, waiver, consent or communication to any of the parties shall be made as set forth in Sections 105 and 106 of the Indenture.

13. Successors. All agreements of Issuer in respect of this Fourth Supplemental Indenture shall bind its successor.

IN WITNESS WHEREOF, this Fourth Supplemental Indenture has been duly executed by the Successor, Sprint and the Trustee as of the date first written above.

NEXTEL COMMUNICATIONS, INC.

By:	/s/ Gary D. Begeman
Name:	Gary D. Begeman
Title:	Vice President

SPRINT NEXTEL CORPORATION

By:	/s/ Gary D. Begeman
Name:	Gary D. Begeman
Title:	Vice President

BNY MIDWEST TRUST COMPANY, as Trustee

By:	/s/ D.G. Donovan
Name:	D.G. Donovan
Title:	Vice President